EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 14, 2007, accompanying the consolidated financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of K•Swiss Inc. on Form 10-K for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said report in the Registration Statements of K•Swiss Inc. on Form S-8 (File No. 33-36505, effective August 23, 1990, File No. 33-77258, effective April 4, 1994, File No. 33-95650, effective August 10, 1995, File No. 333-79641, effective May 28, 1999, File No. 333-91864, effective July 7, 2002 and File No. 333-122955, effective February 23, 2005) and on Form S-3 (File No. 333-37895, effective October 17, 1997 and File No. 333-60043, effective August 5, 1998).

/s/ GRANT THORNTON LLP

Los Angeles, California

February 14, 2007